Exhibit 3.1
DEERFIELD TRIARC CAPITAL CORP.
ARTICLES OF AMENDMENT AND RESTATEMENT
          FIRST: Deerfield Triarc Capital Corp., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.
          SECOND: The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended.
ARTICLE I
NAME
          The name of the corporation (which is hereinafter called the “Corporation”) is: Deerfield Triarc Capital Corp.
ARTICLE II
PURPOSE
          The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of this charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code. The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Charter and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.
ARTICLE III
RESIDENT AGENT AND PRINCIPAL OFFICE IN MARYLAND
          The address of the principal office of the Corporation in this State is c/o CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.
ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
          Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be three, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law, or any successor statute (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:
Nelson Peltz
Gregory H. Sachs
Jonathan W. Trutter

The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
          Beginning on the Initial Date (as hereinafter defined), the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the annual meeting of stockholders in 2005, another class to hold office initially for a term expiring at the annual meeting of stockholders in 2006 and another class to hold office initially for a term expiring at the annual meeting of stockholders in 2007, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.
          The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.
          Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.8 (relating to removal of directors) and in Article VII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
          Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
          Section 4.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

          Section 4.5 Indemnification. (a) The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
          (b) The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.
          (c) The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights too which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such persons official capacity and as to action in another capacity while holding such office.

          Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, net profits, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
          Section 4.7 REIT Qualification. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to

Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.
          Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
ARTICLE V
STOCK
          Section 5.1 Authorized Shares. The Corporation has authority to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $600,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
          Section 5.2 Common Stock. Subject to the provisions of Article VI and except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.
          Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.
          Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document accepted for record by SDAT.
          Section 5.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of this Charter and the Bylaws.
ARTICLE VI
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
          Section 6.1 Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:
          Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
          Benefit Plan Investor. The term “Benefit Plan Investor” shall mean any holder of shares of Capital Stock that is (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not it is subject to the provisions of Title I of ERISA; (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Asset Regulations.
          Business Day. The term “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Illinois are authorized or obligated by law or executive order to close.
          Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
          Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
          Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 6.3.1.
          Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section

856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
          Controlling Person. The term “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person.
          Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.2.7, and shall include, but shall not be limited to Ross Financial Corporation and W. A. Dart Foundation, as long as the Excepted Holder Limits for Ross Financial Corporation and W. A. Dart Foundation (described below) remain in effect pursuant to their terms.
          Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or by the Board of Directors pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.8, the percentage limit established for an Excepted Holder by the Charter or by the Board of Directors pursuant to Section 6.2.7. Subject to adjustment pursuant to Section 6.2.8, the Excepted Holder Limit for Ross Financial Corporation shall be thirty-two and forty-six hundredths percent (32.46%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of Common Stock. Subject to adjustment pursuant to Section 6.2.8, the Excepted Holder Limit for W. A. Dart Foundation shall be five and five hundredths percent (5.05%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of Common Stock.

          Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of Common Stock pursuant to the initial offering and placement transaction between the Corporation and the Initial Purchasers.
          Initial Purchasers. The term “Initial Purchasers” shall mean Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc., Stifel, Nicolaus & Company, Incorporated, Flagstone Securities, and JMP Securities LLC.
          Insignificant Participation Exception. The term “Insignificant Participation Exception” shall mean the exception to the Plan Asset Regulations which provides that a Benefit Plan Investor’s assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by one or more Benefit Plan Investors.
          Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.
          NYSE. The term “NYSE” shall mean the New York Stock Exchange.
          Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
          Plan Asset Regulations. The term “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor.
          Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 6.2.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

          Publicly Offered Securities. The term “Publicly Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.
          REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
          Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 4.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
          Stock Ownership Limit. The term “Stock Ownership Limit” shall mean four and one-tenths percent (4.1%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock of the Corporation excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, or such other percentage determined by the Board of Directors in accordance with Section 6.2.8 of the Charter.
          Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for

Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
          Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.
          Section 6.2 Capital Stock.
               Section 6.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date and subject to Section 6.4:
                    (a) Basic Restrictions.
                         (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Stock Ownership Limit and (2) none of Ross Financial Corporation, W. A. Dart Foundation or any other Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
                         (ii) Except as provided in Section 6.2.7 hereof, no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or would otherwise cause the Company to fail to qualify as a REIT.
                         (iii) Except as provided in Section 6.2.7 hereof, no person shall Transfer shares of Capital Stock to the extent such transfer would result in the Capital Stock being beneficially owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).
                         (iv) Except as provided in Section 6.2.7 hereof, during the period commencing on the Initial Date and prior to the date that either (i) each class or series of Capital Stock qualifies as a class of Publicly-Offered Securities or (ii) the Corporation qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Transfer shares of Capital Stock to the extent such Transfer would result in 25% or more of such class of Capital Stock being beneficially owned by one or more Benefit Plan Investors, disregarding, for purposes of such determination, Capital Stock held by persons (other than Benefit Plan Investors) who have discretionary authority or control with respect to the Corporation’s assets or who provide investment advice for a fee (direct or indirect) with respect to the Corporation’s assets, and their affiliates.
                         (v) Except as provided in Section 6.2.7 hereof, during the period commencing on the Initial Date and prior to the date each class or series of Capital Stock qualifies as a class of Publicly-Offered Securities, no Person shall Transfer shares of Capital Stock unless such Person obtains from its transferee a representation and agreement that (i) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (ii) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (i) and (ii)).

                    (b) Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i), (ii), (iii), (iv), or (v),
                         (i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iii), (iv), or (v) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or
                         (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iii), (iv), or (v), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iii), (iv), or (v), shall be void ab initio , and the intended transferee shall acquire no rights in such shares of Capital Stock.
               Section 6.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.2.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
               Section 6.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
               Section 6.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:
                    (a) Every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Stock Ownership Limit; and
                    (b) Each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Stock Ownership Limit.
               Section 6.2.5 Remedies Not Limited. Nothing contained in this Section 6.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to (a) subject to Section 4.7 of the Charter, protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT or (b) avoid having the assets of the Corporation being considered to be “plan assets” (within the meaning of the Plan Asset Regulations) of any stockholder.
               Section 6.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1 of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it. In the event Section 6.2 or 6.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.1) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.
               Section 6.2.7 Exceptions.
                    (a) The Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Stock Ownership Limit and/or the restrictions contained in Section 6.2.1(a)(ii), (iii), (iv), or (v), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT in the case of an exemption or Excepted Holder Limit relating to Section 6.2.1(a)(i), (ii), and (iii) or cause any assets of the Corporation to be treated as plan assets under the Plan Asset Regulations in the case of an exemption relating to Section 6.2.1(a)(iv) and (v).

                    (b) Prior to granting any exception pursuant to Section 6.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to (i) determine the Corporation’s status as a REIT or (ii) in the case of an exception from Section 6.2.1(a)(iv) or (v), determine that the Corporation will not fail to qualify for the Insignificant Participation Exception or another applicable exception to the Plan Asset Regulations. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
                    (c) Subject to Section 6.2.1.(a)(ii), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 6.2.1(a) will not be violated following the distribution by such underwriter or placement agent of such shares of Capital Stock.
               Section 6.2.8 Change in Common Stock Ownership Limit and Excepted Holder Limits For Ross Financial Corporation and W. A. Dart Foundation. (a) The Board of Directors may from time to time increase or decrease the Stock Ownership Limit; provided, however, that a decreased Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased

Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Stock Ownership Limit and, provided further, that the new Stock Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.
                    (b) Except as provided in Section 6.2.8(c) and 6.2.8(d) hereof, the Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then Stock Ownership Limit.
                    (c) If at any time Ross Financial Corporation’s ownership of the Common Stock falls below thirty-two and forty-six hundredths percent (32.46%) of the outstanding shares of Common Stock and upon any reduction by Ross Financial Corporation in the ownership of Common Stock thereafter, the Board of Directors shall have the discretion to reduce the Excepted Holder Limit for Ross Financial Corporation and to increase the Stock Ownership Limit from time to time until the Stock Ownership Limit is nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock.
                    (d) If at any time W. A. Dart Foundation’s ownership of the Common Stock falls below five and five hundredths percent (5.05%) of the outstanding shares of Common Stock and upon any reduction by W. A. Dart Foundation in the ownership of Common

Stock thereafter, the Board of Directors shall have the discretion to reduce the Excepted Holder Limit for W. A. Dart Foundation to a percentage that is not less than the then Stock Ownership Limit.
               Section 6.2.9 Legend. Each certificate for shares of Capital Stock shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
          Section 6.3 Transfer of Capital Stock in Trust.
               Section 6.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6.
               Section 6.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

               Section 6.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided , however , that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
               Section 6.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the

Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust ( e.g. , in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.
               Section 6.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the

Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.
               Section 6.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
          Section 6.4 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.
          Section 6.5 Deemed ERISA Representations. From and after the date upon which a registration statement with respect to the Common Stock becomes effective, each purchaser and subsequent transferee of Common Stock will be deemed to have represented, warranted, and agreed that its purchase and holding of Common Stock will not constitute or result in (i) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a violation of any applicable other federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code.
          Section 6.6 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.
          Section 6.7 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
          Section 6.8 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII
AMENDMENTS
          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as otherwise provided in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 4.8, Section 5.3, Section 5.4, Article VI or to this sentence of the Charter shall be valid only if approved by the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter.
ARTICLE VIII
LIMITATION OF LIABILITY
          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
          THIRD: The foregoing amendment to and restatement of the Charter has been approved by a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

          FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amended and restated Charter.
          FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amended and restated Charter.
          SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amended and restated Charter.
          SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $1.00.
          EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amended and restated Charter is 600,000,000, consisting of 500,000,000 shares of Common Stock, $0.001 par value per share, and 100,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value is $600,000.00.
          NINTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 22nd day of December, 2004.

ATTEST:	Deerfield Triarc Capital Corp.

/s/ Frederick L. White	By:	/s/ Jonathan W. Trutter	(SEAL)

Frederick L. White		Jonathan W. Trutter
Secretary		Chief Executive Officer

DEERFIELD TRIARC CAPITAL CORP.
ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF PREFERRED STOCK
     Deerfield Triarc Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore City, Maryland and its principal business office in Rosemont, Illinois certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s Charter, the Board of Directors (the “Board”), by resolutions duly adopted on December 17, 2007, classified 15,000,000 shares of the unclassified preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) as Series A Cumulative Convertible Preferred Stock, with the following preferences, conversion or rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.
     (1) Designation and Number. A series of Preferred Stock of the Corporation, designated the “Series A Cumulative Convertible Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of Series A Preferred Stock shall be 15,000,000.
     (2) Rank. The Series A Preferred Stock will, with respect to dividend and distribution rights, redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank prior or senior to all classes or series of common stock of the Corporation and any other class or series of capital stock of the Corporation.
     (3) Dividends.
     (a) Subject to the provisions of subsection 8(a), Holders of Series A Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cumulative cash dividends as follows:
     (i) for the Dividend Period from the original issuance date of the Series A Preferred Stock through the Dividend Record Date next following the original issuance date (the “First Dividend Record Date”), an amount equal to 5% per annum of the Liquidation Preference;
     (ii) for the Dividend Period commencing on the day after the First Dividend Record Date through the next succeeding Dividend Record Date, an amount equal to the greater of (A) 5% per annum of the Liquidation Preference or (B) the Common Stock dividend declared for such Dividend Period;
     (iii) for each succeeding Dividend Period after the Dividend Period referred to in clause (ii), an amount equal to the greater of (A) 5% per annum of the Liquidation Preference, or (B) the Common Stock dividend declared for such Dividend Period.
     (b) Dividends on the Series A Preferred Stock, as provided for in subsection 3(a) shall be cumulative from the original issuance date, whether or not the Corporation has earnings, whether or not the Corporation has legally available funds, or whether or not declared by the Board or authorized or paid by the Corporation. However, no cash dividend shall be payable (but nevertheless shall continue to accrue) before the earlier to occur of a Conversion Vote or March 31, 2008. Any dividend payable on the Series A Preferred Stock for any partial Dividend Period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the applicable Dividend Record Date. No interest will be paid in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, nor shall additional dividends be declared or paid in respect of unpaid dividends.
     (c) Except for the payment of the First Dividend which in no event shall exceed $0.50 per share of Common Stock (as adjusted for any stock splits, stock combinations or similar transaction), unless full cumulative dividends on the Series A Preferred Stock have been paid or declared and set apart for payment for all past Dividend

Periods, no dividends shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock, nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from redeeming, purchasing or otherwise acquiring an amount of Junior Stock or Series A Preferred Stock if such redemption, purchase or other acquisition is in the opinion of outside counsel to the Corporation necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”); provided that prior to such redemption, purchase or acquisition of any Junior Stock, the Corporation shall first offer to each holder of Series A Preferred Stock (on a pro rata basis based on the number of shares of Series A Preferred Stock owned by such holder relative to all of the outstanding shares of Preferred Stock) the opportunity to elect to have its, his or her Series A Preferred Stock redeemed at an amount equal to the Redemption Price (as defined in subsection 6(a)) computed as of the date the Redemption Price is paid.
     (d) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series A Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.
     (f) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a dividend or distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.
     (4) Liquidation Preference.
     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to receive a liquidation preference payable in cash equal to the greater of (i) $10.00 per share (the “Liquidation Preference”) or (ii) the per share amount that a holder of one share of Series A Preferred Stock would have received had the share been converted into Common Stock immediately prior to the Liquidation Date, plus in each case an amount equal to all accumulated, accrued and unpaid dividends (whether or not the Corporation has earnings and whether or not authorized by the Board or declared by the Corporation) to the Liquidation Date, and such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, cash distributable among the holders of Series A Preferred Stock shall be insufficient to pay in full the above described liquidation preference, then the Corporation’ remaining assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock if all amounts payable thereon were paid in full.
     (b) Upon any liquidation, dissolution or winding up of the Corporation, after (and only after) payment shall have been made in full to the holders of Series A Preferred Stock of the amount described in subsection 4(a), any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.
     (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

     (d) None of a Change of Control, consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.
     (e) The liquidation preference of the outstanding shares of Series A Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series A Preferred Stock.
     (5) No Optional Redemption. Except as provided in subsection 3(c), shares of Series A Preferred Stock are not redeemable at the option of the Corporation or the holders thereof.
     (6) Mandatory Redemption by the Corporation.
(a) Redemption.
     (i) The Series A Preferred Stock shall be redeemed in whole and not part by the Corporation on the earlier to occur of (x) a Change in Control or (y) December Ï, 2014 (such date, the “Redemption Date”) at a cash redemption price per share (the “Redemption Price”) equal to the greater of (A) the Liquidation Preference or (B) the Current Market Price on the Redemption Date of the Common Stock that the holders of the Series A Preferred Stock would have received if all shares of Preferred Stock were converted into Common Stock immediately prior to the Redemption Date, plus in each case, an amount equal to all accumulated, accrued and unpaid dividends (whether or not the Corporation has earnings, and whether or not authorized by the Board or declared by the Corporation) to the Redemption Date.
     (ii) The Series A Preferred Stock shall not be subject to any sinking fund.
     (iii) In addition, the Series A Preferred Stock shall be subject to the provisions of Article VI of the Charter pursuant to which Series A Preferred Stock owned by a stockholder in excess of the applicable Stock Ownership Limit, as established and modified by the Board of Directors in accordance with Section 6.2.8 of the Charter or any successor provision, shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VI of the Charter.
(b) Procedures for Redemption.
     (i) Notice of redemption of the Series A Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; and (iii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for cash.
     (ii) On or after the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series A Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series A Preferred Stock as the owner thereof and each surrendered certificate shall be canceled.
     (iii) If notice of redemption has been mailed in accordance with subsection 6(b)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series A Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in the payment of the redemption price, all dividends on the shares of Series A Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date, whether or not the Corporation has earnings and whether or not authorized by the Board or declared by the Corporation), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the Redemption Price (including accumulated and unpaid dividends to the Dividend Date) of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the Redemption Notice to holders of the shares of Series A Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the Redemption Price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the Redemption Price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation and the holders thereof shall thereafter be entitled to look to the Corporation for payment of the Redemption Price.
     (c) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unclassified and unissued Preferred Stock, until such shares are once more classified or reclassified as part of a particular class or series by the Board.
(7) Voting Rights.
     (a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by Maryland law and as described below.
     (b) If and whenever dividends on any shares of Series A Preferred Stock shall not have been authorized by the Board and declared and paid in cash by the Corporation on four or more Dividend Dates, whether or not consecutive (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock shall be entitled to vote as a single class for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms, subject to subsection 7(c). Such election shall be held at a special meeting called by an officer of the Corporation within 15 days following the occurrence of the Preferred Dividend Default, unless such Preferred Dividend Default occurs less than 60 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past Dividend Periods and the dividend for the then current Dividend Period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the size of entire Board automatically shall be increased by two directors. Each Preferred Stock Director shall be elected by a plurality of the outstanding shares of Series A Preferred Stock. On any matter on which the holders of Series A Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series A Preferred Stock shall have one vote per share.
     The procedures in this subsection 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series A Preferred Stock pursuant to this subsection 7(b). Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this subsection 7(b).
     (c) If and when all accumulated unpaid dividends and the dividend for the current Dividend Period on the Series A Preferred Stock shall have been paid in full, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the vote of holders of a majority of the outstanding shares of Series A Preferred Stock. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock.
     (d) The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast (except that in the case of subsection (d)(ii) a majority of the votes entitled to be cast) by the holders of the outstanding shares of Series A Preferred Stock, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, or the issuance of any shares of any class of capital stock that is senior to the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of the Corporation, (ii) authorize the creation of, or the issuance of any shares of any class of capital stock that is on a parity with the Series A Preferred Stock as to dividends, redemption or upon the liquidation, dissolution or winding up of the Corporation, or (iii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or other business combination or otherwise if such other action would materially adversely affect the powers, rights or preferences of the holders of the Series A Preferred Stock.
     (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption in accordance of paragraph 6 upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
(8) Mandatory Conversion of the Series A Preferred Stock.
     (a) On the Conversion Date, each share of Series A Preferred Stock shall be automatically converted, without any action by the holders thereof or the Corporation, into that number of whole shares of Common Stock determined by dividing the Liquidation Preference by the then effective Conversion Price. In addition, in connection with the conversion of the Series A Preferred Stock, upon a Conversion Vote the holders of Series A Preferred Stock will also receive, on the next Dividend Payment Date occurring immediately after the Conversion Date, (x) all accrued and unpaid dividends, whether or not authorized by the Board or declared by the Corporation, plus, (y) with respect to the Dividend Period in which the Conversion Date occurs, the amount if any by which (i) 5% per annum of the Liquidation Preference accrued from the start of the Dividend Period through the Conversion Date, determined on a daily basis, exceeds (ii) the Common Stock dividend declared for such Dividend Period; provided, however, that if the Conversion Date occurs after the Dividend Record Date for the Dividend Period in which the Conversion Date occurs and prior to the Dividend Payment Date for such dividend, then in addition to the dividend in clause (y) above and notwithstanding that the holders of Series A Preferred Stock were not holders of record on the Dividend Payment Date, each holder of each share of Preferred Stock being converted shall also be entitled to a cash payment equal to the dividend on the Common Stock that such holder would have received had the Conversion Date occurred immediately prior to such Dividend Record Date.
     (b) Upon the receipt of a Conversion Vote, the Corporation shall give notice by mail to the holders of the Series A Preferred Stock promptly after the Conversion Vote advising holders of the Series A Preferred Stock them that the conversion has automatically occurred as the result of the Conversion Vote and that they may surrender their certificates representing the Series A Preferred Stock for certificates representing the Common Stock. The notice to holders of Series A Preferred Stock shall state, as appropriate that: (i) the Corporation obtained the Conversion Vote; (ii) accordingly, the Series A Preferred Stock has automatically converted into Common Stock on the date of the Conversion Vote; (iii) the number of shares of Common Stock to be issued for each share of Series A Preferred Stock; and (iv) that dividends on the Series A Preferred Stock ceased to accrue on the immediately preceding Dividend Date.
     (c) Upon receipt of the Conversion Vote, all rights of holders of the Series A Preferred Stock will terminate except the right to receive the whole number of shares of Common Stock issuable upon conversion thereof and cash in lieu of fractional shares of Series A Preferred Stock and the dividends described in subsection (a).

     (d) If the Conversion Vote is not obtained at the first special meeting of stockholders held for the purposes of obtaining the Conversion Vote, then the holders of at least 20% of the outstanding Series A Preferred Stock shall have the right, exercisable once only and then only in conjunction with the annual meeting of stockholders, to require the Corporation to include on the agenda for any subsequent annual meeting of stockholders, that the holders of the Corporation’s outstanding voting securities approve the conversion at a subsequent annual meeting by the Conversion Vote. The request by the holders of such Series A Preferred Stock shall be furnished in writing to the Corporation, attention Corporate Secretary, at least 45 before the anniversary of the prior year’s annual meeting of stockholders. If the Conversion Vote is not obtained at the meetings described in this paragraph, then the Series A Preferred Stock shall thereafter not be convertible under any circumstances.
     (e) The Conversion Price of the Series A Preferred Stock shall be adjusted from time to time as follows:
     (i) If the Corporation shall at any time or from time to time (A) make a payment of dividends or distributions to holders of any class of Common Stock of the Corporation in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of Common Stock by reclassification of its Common Stock, the Conversion Price shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (e)(i) shall become effective immediately after the opening of business on the business day next following the record date in the case of a distribution and shall become effective immediately after the opening of business on the business day next following the effective date in the case of a subdivision, combination or reclassification. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.
     (ii) If the Corporation shall at any time or from time to time issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, the then existing Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the business day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (II) the number of shares of Common Stock that could be purchased at the Current Market Price on the date fixed for such determination with the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (y) the number of additional shares of Common Stock offered, for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any such rights, options or warrants are issued, and shall become effective immediately after the opening of business on the business day next following the record date for any such rights, options, or warrants issued. In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith. Any adjustment(s) made pursuant to this subsection (ii) shall become effective immediately after the opening of business on the business day next following such record date. Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.
     (iii) If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets or other property (but excluding cash dividends or rights or warrants to subscribe for or purchase any of its securities) (any of the foregoing being hereinafter in this subsection (iv) called the “Securities”), therein each case the then existing Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph less the then Fair Market Value of the Securities so distributed applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date described in the immediately following paragraph.
     Such adjustment shall become effective immediately at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subsection (iii), the distribution of Securities which are distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Securities, but also are distributed with each share of Common Stock delivered to a person converting a share of Series A Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii); provided that on the date, if any, on which a person converting a share of Series A Preferred Stock would no longer be entitled to receive such Securities with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such date shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences). Such adjustment(s) shall be made successively whenever any of the events listed above shall occur.
     (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subparagraph (8) (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this subparagraph (8), the Corporation shall not be required to make any adjustment to the Conversion Price (A) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock at the Current Market Price pursuant to any present or future employee, director or employee benefit plan or employee program of the Corporation or any of its subsidiaries that has been approved by the Board; (B) upon a change in the par value of the shares of Common Stock of the Corporation; or (C) for accumulated, declared and unpaid dividends on shares of Common Stock of the Corporation prior to the original date of issuance. All calculations under this subparagraph (8) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.
     (f) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Stock and excluding any transaction as to which subsection (e)(i) applies (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such Transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of such, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a “Non-Electing Share”) (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and highest amount so receivable per share by any Non-Electing Shares). The Corporation shall not be a party to any

Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (f), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (f) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series A Preferred Stock. The provisions of this subsection (f) shall similarly apply to successive Transactions.
     (g) If:
     (i) the Corporation shall declare a distribution on the shares of Common Stock other than in cash out of the total equity applicable to shares of Common Stock, less the amount of stated capital attributable to the Common Stock, determined on the basis of the most recent annual or quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the distribution; or
     (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or
     (iii) there shall be any reclassifications of the Common Stock (other than an event to which subsection (e)(i) of this subparagraph (8) applied) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any stockholder of the Corporation is required; or
     (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock and shall cause to be mailed to the holders of the Series A Preferred Stock at their addresses as shown on the share records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the record date as of which the holders of Common Stock of record to be entitled to such distribution or grant of rights or warrants are to be determined, provided, however, that no such notification need be made in respect of a record date for a distribution or grant of rights unless the corresponding adjustment in the Conversion Price would be an increase or decrease of at least 1%, or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subparagraph (8).
     (h) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price, setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Preferred Stock at such holder’s last address as shown on the share records of the Corporation.
     (i) In any case in which subsection (e) of this subparagraph (8) provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (I) issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (II) fractionalizing any shares of Series A Preferred Stock and/or paying to such holder any amount of cash in lieu of any fraction.
     (j) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of Common Stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this subparagraph (8). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this subparagraph (8), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.
     (k) If the Corporation shall take any action affecting the Common Stock, other than an action described in this subparagraph (8), that in the opinion of the Board would materially and adversely affect the rights of the holders of the Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances.
     (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not theretofore converted in accordance with the terms set forth herein. For purposes of this subsection (l), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.
     The Corporation covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
     (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.
     In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.
     (9) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series A Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series A Preferred Stock. Except as provided by applicable law and the Charter, there shall be no restriction on the ability of a holder of Series A Preferred Stock to transfer such shares. In addition to the legend contemplated by Article VI, Section 2.9 of the Charter, each certificate for Series A Preferred Stock shall bear substantially the following legend:

     “The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”
     (10) Definitions.
“Change in Control” means the occurrence of any of the following:
     (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting corporation’s power of all classes of the capital stock of the Corporation entitled to vote generally in the election of directors (the “voting share)”;
     (ii) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets, or of all or substantially all of the property or assets of the Corporation and its subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;
     (iii) the Corporation consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Corporation, unless the persons that “beneficially owned,” directly or indirectly, the Corporation’s voting share immediately prior to such consolidation or merger “beneficially owned,” directly or indirectly, immediately after such consolidation or merger, voting shares of the surviving or continuing entities representing at least a majority of the total outstanding voting stock of all outstanding classes of voting stock of the surviving or continuing entity;
     (iv) the following persons cease for any reason to constitute a majority of the Board of Directors:
     (A) individuals who on the original issuance date constituted the Board; and
     (B) any new directors whose election to the Board or whose nomination for election by the Corporation’s shareholders was approved by at least a majority of the Corporation’s directors then still in office either who were directors on the original issue date or whose election or nomination for election was previously so approved.
     “Conversion Date” means the date on which the Conversion Vote is obtained.
     “Conversion Price” means $10.00, as such amount may be adjusted from time to time pursuant to the terms of subparagraph 8.
     “Conversion Vote” means the approval of the issuance of the shares of Common Stock upon conversion of the Series A Preferred Stock by the vote required under the rules of the New York Stock Exchange obtained at a special meeting of Stockholders held for such purpose or obtained subsequent thereto at a meeting of Stockholders requested by the holders of the Series A Preferred Stock pursuant to subsection 8(d)(ii).
     “Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the average of the last reported sales price, regular way, on the twenty trading days ending on the date in question, or, if no sale takes place on any day within such 20 trading day period, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security and selected for such purpose by the Board or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Board, which determination shall be final, conclusive and binding.
     “Dividend Payment Date” means the date on which dividends are paid with respect to the Corporation’s Common Stock to holders of record as of the applicable Dividend Record Date for such dividend.
     “Dividend Period” shall mean the period for which a dividend is payable with respect to the Series A Preferred Stock, which shall run, initially, from the original issuance date to the First Dividend Record Date, and thereafter shall run from the day following the prior Dividend Record Date to the next succeeding Dividend Record Date.
     “Dividend Record Date” shall mean each record date established by the Board of Directors for a dividend with respect to the Corporation’s Common Stock; provided, that if no record date has been established for payment of such a dividend on the Common Stock for any Dividend Period ending on the last business day of December, April, July and October in each year, the Dividend Record Date shall be the last business day of December, April, July and October, as applicable.
     “Fair Market Value” shall mean the fair market value as determined in good faith by the Board without regard to closing prices, if applicable.
     “First Dividend” means the dividend payable with respect to the Corporation’s Common Stock to holders of record on the First Dividend Record Date.
     “Junior Stock” all classes or series of common stock of the Corporation and any other class or series of capital stock of the Corporation, other than the Series A Preferred Stock.
     SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.
     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
     FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.
     FIFTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary of this 20th day of December, 2007.

DEERFIELD TRIARC CAPITAL CORP.
By:	/s/ Peter H. Rothschild
	Name:	Peter H. Rothschild
	Title:	Interim Chairman of the Board of Directors of Deerfield Triarc Capital Corp.

ATTEST:
By:	/s/ Frederick L. White
	Name:	Frederick L. White
	Title:	Secretary

DEERFIELD TRIARC CAPITAL CORP.
ARTICLES OF AMENDMENT
     Deerfield Triarc Capital Corp., a Maryland corporation (hereinafter called “the Corporation”), having its principal office located at 11 East Chase Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The Corporation desires to amend its charter by striking in its entirety all of Article Second of its Articles of Incorporation and by substituting in lieu thereof the following:
     “ARTICLE SECOND: The name of the corporation (which is hereinafter called the “Corporation” is:
Deerfield Capital Corp.
     SECOND: The foregoing amendment to the charter of the Corporation has been approved by at least a majority of the Board of Directors at a meeting held on December 18, 2007 and is limited to a change of name permitted by Section 2-605(a) of the Maryland General Corporation Law.
     THIRD: The foregoing amendment to the Charter of the Corporation shall become effective at 9:00 a.m. EST on December 24, 2007.
     IN WITNESS WHEREOF, DEERFIELD TRIARC CAPITAL CORP. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Interim Chairman and witnessed and attested by its Secretary on this 21st day of December, 2007, and the undersigned acknowledges the same to be the act of said Corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	DEERFIELD TRIARC CAPITAL CORP.

/s/ Frederick White Secretary	By:	/s/ Peter Rothschild Interim Chairman

CERTIFICATE OF CORRECTION TO CORRECT AN ERROR IN THE
ARTICLES OF AMENDMENT
OF
DEERFIELD CAPITAL CORP.
Pursuant to the provisions of Section 1-207 of the Maryland General Corporation Law, the undersigned execute(s) the following Certificate of Correction.
     1. The title of the document being corrected is the Articles of Amendment filed with the Department of Assessments and Taxation of the State of Maryland on December 21, 2007.
     2. The name of the sole party to the document being corrected is Deerfield Capital Corp. (the “Corporation”).
     3. The Articles of Amendment that were filed with the Department of Assessments and Taxation of the State of Maryland on December 21, 2007 require correction as permitted under the provisions of Section 1-207 of the Maryland General Corporation Law as a result of an error or defect in said document, namely: in the First recital thereof, the Corporation inadvertently listed Article Second of its Articles of Incorporation as the section of its organizational document being amended.
     4. The foregoing inaccuracy or defect in the document being corrected is hereby corrected and replaced in its entirety to read as follows:
First: The Corporation desires to amend its charter by striking in its entirety all of Article I of its Articles of Amendment and Restatement set forth in recital Second thereof, by substituting in lieu thereof the following;
ARTICLE I
NAME
     The name of the corporation (which is hereinafter called the “Corporation”) is:
Deerfield Capital Corp.
     IN WITNESS WHEREOF, DEERFIELD CAPITAL CORP. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Interim Chairman and witnessed and attested by its Secretary on this 8th day of August, 2008, and the undersigned acknowledges the same to be the act of said Corporation, and that to the best of his knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:			DEERFIELD CAPITAL CORP.

By:	/s/ Frederick L. White		By:	/s/ Jonathan W. Trutter

	Name:	Frederick L. White		Name:	Jonathan W. Trutter
	Title:	Secretary		Title:	Chief Executive Officer

DEERFIELD CAPITAL CORP.
ARTICLES OF AMENDMENT
EFFECTING 1 for 10 REVERSE STOCK SPLIT
     DEERFIELD CAPITAL CORP., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:
     FIRST: The Charter of the Corporation is hereby amended by changing and reclassifying each of the shares of Common Stock (par value $.001 per share) of the Corporation, which is issued and outstanding at the close of business on the effective date of this amendment, into one-tenth of a share of Common Stock (par value $.001 per share) and by transferring from the “Common Stock” account to the “Additional Paid-in Capital Account” $.001 with respect to each share which will no longer remain outstanding after this change and reclassification, such change and reclassification to be made as a 1-for-10 reverse stock split.
     SECOND: The directors of the Corporation at a meeting duly noticed and held, adopted and approved the foregoing amendment by the vote required under Maryland law and the charter and bylaws of the Corporation. Pursuant to Section 2-309(e) of the Corporations and Associations Article of the Annotated Code of Maryland, stockholder approval of this charter amendment is not required.
     THIRD: The Corporation has a class of equity securities registered under the Securities Exchange Act of 1934.
     FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
     FIFTH: These Articles shall become effective at 11:59 p.m. on October 16, 2008.
     IN WITNESS WHEREOF, Deerfield Capital Corp. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer this 16th day of October, 2008.

ATTEST:	DEERFIELD CAPITAL CORP.

/s/ Frederick L. White Secretary	By	/s/ Jonathan W. Trutter Jonathan W. Trutter
Chief Executive Officer